UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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Shore Bancshares, Inc.

(Name of Registrant as Specified in its Charter)

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28969 Information Lane

Easton, Maryland 21601

 Supplement to the Proxy Statement Dated April 11, 2022 for the Annual Meeting of Shareholders of Shore Bancshares Inc. to be held on May 24, 2022

Re: Shore Bancshares Inc. Proxy Statement Supplement – Proposal 1: Election of Directors

Dear Shareholder,

It has come to our attention that Institutional Shareholder Services (“ISS”) published its recommendations regarding the matters to be voted on at our Annual Meeting of Shareholders to be held on Tuesday, May 24, 2022, and that ISS recommended voting in favor all of our proposals except for a recommendation against the election of certain members of our Board of Directors. The apparent basis for this recommendation was the belief of ISS that those directors failed to attend at least 75% of their Board and committee meetings during the year ended December 31, 2021. In fact, all members of the Board of Directors attended at least 75% of their Board and committee meetings during such time. The Company erroneously counted last year’s annual meeting as a required Board meeting which resulted in one of our incumbent directors to have 71% attendance, when in fact he had a 75% attendance record when excluding last year’s annual meeting. While the Company has typically held a Board meeting after the annual meeting, no Board meeting was held in 2021 after the annual meeting

During the fiscal year ended December 31, 2021, our Board of Directors held twelve meetings. Four of the meetings were regularly scheduled meetings, four meetings were held to declare dividends and four were special meetings.

Six of our fourteen incumbent directors attended all twelve meetings during fiscal 2021. During the fourth quarter of 2021, the Company added four new directors in connection with the acquisition of Severn Bancorp, Inc., who also attended all scheduled meetings once elected to the Board. The directors who attended all Board meetings (during the period for which that person served as a director) were: Blenda W. Armistead, Lloyd L. Beatty, Jr., James A. Judge, Clyde V. Kelly, III, Frank E. Mason, III, Jeffrey E. Thompson, and new board members Alan J. Hyatt, David S. Jones, John A. Lamon and Konrad M. Wayson. One former director, David J. Bates, retired from the Board on August 9, 2021, and is excluded from our count of incumbent directors in 2021. William E. Esham, III, did not attend two dividend meetings, one enterprise risk management (“ERM”) meeting and one regularly scheduled Board meeting, which resulted in 75% attendance for the year. As previously stated, the Company did not have a regularly scheduled Board meeting on the day of last year’s annual meeting which resulted in his attendance to be revised to 75% from 71% as previously reported. Therefore, no director attended less than 75% of the aggregate number of meetings of our Board and the Board committees on which they served during fiscal 2021.

Committee meeting attendance during fiscal 2021 was 100% at all Governance, Compensation and Executive Committee meetings. The Audit Committee had one former director, Mr. Bates, miss three meetings for health reasons. The ERM committee had 100% attendance by its members except for two members who missed one meeting each.

If any shareholder would like to change a previously-voted proxy vote on this or any other matter, the shareholder may revoke his or her proxy at any time by submission of a later dated proxy, subsequent Internet or telephonic proxy, or by written notice delivered to Lloyd L. Beatty, Jr., President and Chief Executive Officer of the Company, at the Company’s address listed above or at the Annual Meeting.